For Immediate Release

Jason Industries Reports Sales and Earnings for its Fiscal Third Quarter for 2014
Reiterates Outlook for Fiscal 2014 Revenue and Adjusted EBITDA

MILWAUKEE, November 6, 2014 -- Jason Industries, Inc. (JASN) (JASNW) (the "Company" or "Jason" or "we" or "our"), parent company to a global family of manufacturing leaders in the seating, finishing, components and automotive acoustics markets, today reported the following financial results for its third quarter ended September 26, 2014.

Third Quarter Highlights:

•	Total net sales of $161.2 million, representing a year-over-year increase of 0.8% compared to the prior year period

◦	Acoustics segment net sales grew 10.8% compared to the prior year period

◦	Finishing segment net sales grew 2.3% compared to the prior year period

◦	Components segment smart meter volumes declined, resulting in lower segment sales

•	Adjusted EBITDA of $13.1 million, declined $5.2 million as compared to third quarter of 2013 as a result of Battle Creek startup operating inefficiencies

◦	Finishing segment Adjusted EBITDA grew 23.8% and Adjusted EBITDA as a percentage of net sales grew to 12.6% compared to 10.4% in the third quarter of 2013

•	Awarded new underbody platforms in Acoustics segment

•	Reiterated full year net sales and Adjusted EBITDA outlook of $690 - $705 million and $76 - $80 million, respectively

Commenting on the results, David Westgate, Jason’s Chief Executive Officer said, “Consolidated revenues for 2014 remain on track with our expectations supported by strong growth of North American automotive industry vehicle production and sales growth in our Finishing segment. However, our decision to accelerate the closure of our Norwalk, Ohio Acoustics facility resulted in increased costs in the third quarter, which had a significant negative impact on our Adjusted EBITDA. We expect that the transition of production from the Norwalk, Ohio plant into existing and new facilities will be completed in the fourth quarter of 2014 and anticipate improving Adjusted EBITDA margins in our Acoustics segment, with a return to historical averages in the first quarter of 2015."

Westgate continued, “Our Components segment faced a challenging operating environment in the third quarter that was negatively impacted by higher steel prices and delayed customer pricing recovery, as well as declines in volumes of smart utility meters as forecasted. Despite the adverse conditions, we remain focused on the continued execution of our core strategies, which are designed to grow our business profitably and drive Jason towards our plan of becoming a company with $1 billion in revenues and 15% Adjusted EBITDA margins."

Fiscal 2014 Third Quarter Financial Results:

Jason's fiscal third quarter is comprised of the period June 28, 2014 through September 26, 2014. On June 30, 2014, the Company completed its previously announced acquisition of Jason Partners Holdings Inc. (the "Predecessor") (the "Business Combination"), at which point Jason, the Successor, became a new entity for financial reporting purposes. Accordingly, the consolidated financial statements of the Successor on or after June 30, 2014 are not comparable to the consolidated financial statements of the Predecessor prior to that date. However, for the readers' convenience the Company has combined net sales and Adjusted EBITDA in the period June 30, 2014 through September 26, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the periods June 28, 2014 through June 29, 2014 and January 1, 2014 through June 29, 2014. Net sales and Adjusted EBITDA were not significantly affected by acquisition accounting.

Net sales were $161.2 million for the third quarter of 2014, an increase of $1.3 million, or 0.8%, compared to $159.9 million for the same period of 2013, reflecting increased net sales in the Acoustics and Finishing segments offset by decreased net sales in the Components and Seating segments.

During the period June 30, 2014 through September 26, 2014 the Company reported a net loss of $9.8 million compared to net income of $13.9 million for third quarter of 2013. Net income during the third quarter of 2014 was impacted by incremental after-tax non-cash depreciation, amortization, and inventory costs of $0.6 million, $1.6 million, and $3.6 million, respectively, resulting from fair value write-ups of assets in accounting for the acquisition of Jason. Share-based compensation expense of $1.3 million related to new equity awards granted during the quarter and $0.9 million of transaction-related costs associated with the completion of the Business Combination, net of tax, negatively impacted net income compared to the third quarter of 2013.

Adjusted EBITDA was $13.1 million, a decrease of $5.2 million compared to $18.3 million in the prior year period. The decrease was primarily due to incremental labor and overhead costs related to inefficiencies associated with the acceleration of the planned closure of an Acoustics segment manufacturing facility and decreases in volumes of smart utility meters and higher steel costs in the Components segment, partially offset by improvements in pricing and increased volumes in the Finishing segment.

At the end of the third quarter, cash and cash equivalents were $77.4 million, with $43.8 million of availability on revolving credit facilities. Net debt to EBITDA on a trailing twelve month basis was 4.57x as of the end of the third quarter. The Company's effective tax rate in the quarter was 37.9%, and is consistent with the expected tax rate for the successor period in 2014.

Segment Results:

Seating
Net sales of $32.4 million in the third quarter were 3.3% lower compared to the same period in 2013, principally driven by decreases in volumes in turf care and power sports products, partially offset by stronger sales in the construction and agriculture markets. Adjusted EBITDA decreased $0.8 million to $3.6 million from $4.4 million during the same period in 2013. The reduction was primarily due to the impact of lower net sales on a consistent base of fixed costs, partially offset by lower material costs.

Finishing
Net sales of $45.2 million in the Finishing segment in the third quarter increased 2.3% compared to the same period in 2013. On a constant currency basis, Finishing segment revenues increased by $0.9 million due to improved pricing and increased volumes. Adjusted EBITDA as a percentage of net sales increased to 12.6% on Adjusted EBITDA of $5.7 million compared to 10.4% in the same period in 2013, driven by structural improvements in pricing and direct labor productivity, as well as increased volumes and favorable mix of products sold during the third quarter.

Acoustics
Acoustics segment net sales in the third quarter were $54.0 million, an increase of 10.8%, compared to the same period in 2013. The increase was driven by an increase of approximately 8% in North American automotive industry vehicle production levels during the third quarter of 2014 as compared to the third quarter of 2013, as well as revenue on new platforms launched in the second half of 2013 impacting the three months ended September 26, 2014. During the third quarter, the Acoustics segment was awarded two new platforms for fiber underbody panels, representing wins in a significant new market opportunity which are expected to add approximately $2.3 million in net sales annually beginning in the first quarter of 2015 and approximately $16.0 million in net sales annually beginning in the first quarter of 2016.
Adjusted EBITDA was $4.3 million in the third quarter of 2014 compared to $5.8 million in the prior year period. The decrease was caused primarily by incremental labor and overhead costs related to inefficiencies associated with the acceleration of the planned closure of the Acoustics segment manufacturing facility in Norwalk, Ohio and the continuing increase in capacity at the manufacturing facility in Battle Creek, Michigan. These operational inefficiencies negatively impacted Adjusted EBITDA by $2.1 million and $6.5 million for the third quarter and year-to-date periods in 2014, respectively. Customers were not impacted by the Battle Creek production inefficiencies during the quarter. The transition of production from the Norwalk, Ohio plant into existing and new facilities and the inefficiencies of the Battle Creek startup are expected to be completed in the fourth quarter of 2014. Acoustics segment operating results are expected to return to historical averages in the first quarter of 2015.

Components
Net sales in the Components segment for the combined three months ended September 26, 2014 were $29.6 million, compared to $33.5 million for the three months ended September 27, 2013. The decrease in net sales is the result of a decline in volumes of smart utility meter components, as a significant customer continues to in-source component production in line with the Company's forecast. Sales volumes of rail car metal walkways and perforated metal products grew during the quarter.

Adjusted EBITDA decreased to $1.0 million for the third quarter of 2014 compared to $6.7 million in the prior year period, and was impacted by lower net sales, increased steel costs with delays in pricing increases to customers, and higher labor and overhead costs associated with planned capacity expansion. Selling and administrative costs were higher in the quarter as Jason continues to invest in attractive new market opportunities.

Business Outlook:

David Westgate commented, “Although our first quarter as a newly public company had some challenges, we are confident in our plan forward. We are resolved to fix our operational challenges at Battle Creek and bring the new facility in Warrensburg, Missouri online in the fourth quarter on schedule. We remain excited about our opportunities and are committed to utilizing the Jason Business System to drive revenue growth and margin expansion, and to identify attractive acquisition opportunities. We are confident in our ability to execute, which is why we are reiterating our full year fiscal 2014 outlook of net sales in the range of $690 - $705 million and Adjusted EBITDA in a range of $76 - $80 million.”

Conference Call:

The Company will hold a conference call to discuss its third quarter results today at 10:00 a.m. Eastern. A live webcast of the call may be accessed over the Internet from the Company's Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-3982 (domestic) or 201-493-6780 (international) and entering passcode 13593706. Participants should ask for the Jason Industries third quarter earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company's website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the replay passcode 13593706. The telephonic replay will be available until 11:59 pm (Eastern Time), November 13, 2014.

Interested investors and other parties may also listen to a simultaneous webcast of the live conference call by logging onto the Investor Relations section of the Company's website at investors.jasoninc.com. The online replay will be available on the website immediately following the call.

About Jason Industries
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Assembled Products (Buffalo Grove, Ill.), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). All Jason companies utilize the Jason

Business System, a collaborative manufacturing strategy applicable to a diverse group of companies that includes business principles and processes to ensure best-in-class results and collective strength. Headquartered in Milwaukee, Wis., Jason employs more than 4,000 individuals in 15 countries.

Forward Looking Statements
This press release may include "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Jason Industries, Inc. ("JASN") are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

More information on potential factors that could affect the Company's financial condition and operating results is included in the "Risk Factors" section of the Company's Proxy Statement dated June 16, 2014 and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the period ended June 27, 2014 included in the Company's Form 8-K/A filed on August 11, 2014. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information

Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. A reconciliation of non-GAAP financial measures to GAAP financial measures is included with the financial information in this press release.

EBITDA and Adjusted EBITDA - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, Newcomerstown fire losses and gains, multiemployer pension plan withdrawal expense (gain), purchase accounting adjustments and sponsor fees and expenses.
Management believes that Adjusted EBITDA provides a clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Contact Information

Investor Relations
Richard Zubek
investors@jasoninc.com

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Successor	Predecessor
	June 30, 2014 Through	June 28, 2014 Through	January 1, 2014 Through	Three Months Ended	Nine Months Ended
	September 26, 2014	June 29, 2014	June 29, 2014	September 27, 2013	September 27, 2013
Net sales	$161,168	$—	$377,151	$159,867	$515,732
Cost of goods sold	137,763	690	294,175	121,548	395,592
Gross profit	23,405	(690)	82,976	38,319	120,140
Selling and administrative expenses	30,081	(201)	54,974	26,603	80,081
Newcomerstown fire gain - net	—	—	—	(9,567)	(12,483)
Loss (gain) on disposals of property, plant and equipment - net	—	—	338	(66)	(26)
Restructuring	103	—	2,554	612	784
Transaction-related expenses	1,404	23,009	27,783	—	1,015
Multiemployer pension plan withdrawal gain	—	—	—	—	(696)
Operating (loss) income	(8,183)	(23,498)	(2,673)	20,737	51,465
Interest expense	(7,809)	(82)	(7,301)	(3,478)	(16,837)
Equity income	170	—	831	800	1,525
Gain from sale of joint ventures	—	—	3,508	—	—
Gain from involuntary conversion of property, plant and equipment	—	—	—	4,424	6,351
Other income (expense) - net	57	—	107	81	178
(Loss) Income before income taxes	(15,765)	(23,580)	(5,528)	22,564	42,682
Tax (benefit) provision	(5,976)	(5,652)	(573)	8,662	15,875
Net (loss) income	$(9,789)	$(17,928)	$(4,955)	$13,902	$26,807
Less net (loss) income attributable to noncontrolling interests	(1,654)	—	—	—	—
Net (loss) income attributable to Jason Industries	$(8,135)	$(17,928)	$(4,955)	$13,902	$26,807
Accretion of preferred stock dividends and redemption premium	910	—	—	505	2,151
Net (loss) income available to common shareholders of Jason Industries	$(9,045)	$(17,928)	$(4,955)	$13,397	$24,656

Net (loss) income per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.41)	$(17,928)	$(4,955)	$13,397	$24,656
Weighted average number of common shares outstanding:
Basic and diluted	21,991	1	1	1	1
Cash dividends paid per common share	$—	$—	$—	$—	$30,722

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	Successor	Predecessor
	September 26, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$77,428	$16,318
Accounts receivable - net of allowances for doubtful accounts of $2,459 at September 26, 2014 and $2,227 at December 31, 2013	91,663	77,003
Inventories - net	81,031	72,259
Deferred income taxes	9,832	6,755
Investments in partially-owned affiliates held for sale	—	8,211
Other current assets	20,398	19,746
Total current assets	280,352	200,292
Property, plant and equipment - net of accumulated depreciation of $5,590 at September 26, 2014 and $57,362 at December 31, 2013	176,780	126,286
Goodwill	152,986	34,198
Other intangible assets - net	211,674	49,131
Investments in partially-owned affiliates	6,259	5,547
Deferred income taxes	582	2,066
Other assets - net	15,161	5,497
Total assets	$843,794	$423,017

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$6,142	$6,904
Accounts payable	60,074	58,042
Accrued compensation and employee benefits	20,226	20,831
Accrued interest	6,834	2,998
Accrued income taxes	—	2,764
Liabilities related to fire	600	1,000
Deferred income taxes	365	105
Other current liabilities	21,543	19,679
Total current liabilities	115,784	112,323

Long-term debt	417,544	235,831
Postretirement health and other benefits	11,479	11,134
Multiemployer pension plan withdrawal liability	2,096	2,213
Deferred income taxes	98,808	27,774
Other long-term liabilities	4,791	3,270
Total liabilities	650,502	392,545

Commitments and contingencies

Equity
Preferred stock, $0.0001 par value (5,000,000 shares authorized, 45,000 shares issued and outstanding at September 26, 2014)	45,000	—
Jason (Predecessor) common stock, $0.001 par value (1,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2013)	—	—
Jason Industries (Successor) common stock, $0.0001 par value (120,000,000 shares authorized, 21,990,666 shares issued and outstanding at September 26, 2014)	2	—
Additional paid-in capital	139,146	25,358
Retained (deficit) earnings	(18,056)	4,640
Accumulated other comprehensive (loss) income	(5,756)	474
Shareholders' equity attributable to Jason Industries	160,336	30,472
Noncontrolling interests	32,956	—
Total equity	193,292	30,472
Total liabilities and equity	$843,794	$423,017

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Successor	Predecessor
	June 30, 2014 Through	January 1, 2014 Through June 29, 2014	Nine Months Ended
	September 26, 2014		September 27, 2013
Cash flows from operating activities
Net (loss) income	$(8,135)	$(4,955)	$26,807
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation	6,460	10,125	15,762
Amortization of intangible assets	3,917	2,727	4,074
Amortization of deferred financing costs and debt discount	750	426	722
Write-off of deferred financing costs due to debt extinguishment	—	—	1,423
Equity income	(170)	(831)	(1,525)
Deferred income taxes	(4,432)	(5,156)	3,556
Loss on disposals of property, plant and equipment - net	—	338	(26)
Gain from sale of joint ventures	—	(3,508)	—
Gain from involuntary conversion of property, plant and equipment	—	—	(6,351)
Non-cash stock compensation	2,063	7,661	153
Noncontrolling interest	(1,654)	—	—
Net increase (decrease) in cash due to changes in:
Accounts receivable	4,654	(20,632)	(21,149)
Inventories	518	(4,841)	2,838
Insurance receivable	—	—	(14,613)
Other current assets	(812)	(1,860)	(754)
Accounts payable	(4,275)	6,505	5,528
Accrued compensation and employee benefits	(496)	5,535	1,837
Accrued interest	6,761	(2,634)	2,850
Accrued income taxes	(3,661)	(706)	6,735
Liabilities related to fire	(212)	(188)	336
Accrued transaction costs	(9,821)	16,807	—
Other - net	1,566	(572)	1,706
Total adjustments	1,156	9,196	3,102
Net cash (used) provided by operating activities	(6,979)	4,241	29,909

	Successor	Predecessor
	June 30, 2014 Through	January 1, 2014 Through June 29, 2014	Nine Months Ended
	September 26, 2014		September 27, 2013
Cash flows from investing activities
Acquisition of Jason, net of cash acquired	(489,169)	—	—
Proceeds from disposals of property, plant and equipment and other assets	32	159	1,015
Proceeds from sale of joint ventures	—	11,500	—
Insurance proceeds related to property, plant and equipment	—	—	2,088
Payments for property, plant and equipment	(6,598)	(10,998)	(16,389)
Acquisitions of patents	(33)	(33)	(81)
Other investing activities	(339)	(490)	—
Net cash (used) provided by investing activities	(496,107)	138	(13,367)

Cash flows from financing activities
Payment of capitalized debt issuance costs	(12,977)	(444)	(3,690)
Payments of deferred underwriters fees	(5,175)	—	—
Redemption of redeemable common stock	(26,101)	—	—
Proceeds on issuance of preferred stock	45,000	—	—
Payments of preferred issuance costs	(2,500)	—	—
Warrant tender offer	(6,609)	—	—
Payments of previous U.S. term loan	—	—	(5,000)
Proceeds from 2013 U.S. term loan	—	—	225,000
Payments of 2013 U.S. term loan	—	(1,175)	(178,534)
Proceeds from First Lien and Second Lien term loans	412,477	—	—
Proceeds from U.S. revolving loans	—	64,725	22,200
Payments of U.S. revolving loans	—	(53,725)	(22,200)
Proceeds from other long-term debt	2,255	1,383	1,316
Payments of other long-term debt	(1,913)	(3,868)	(8,822)
Payments of preferred stock redemptions	—	—	(30,831)
Payments of common stock dividends	—	—	(30,722)
Net cash provided (used) by financing activities	404,457	6,896	(31,283)
Effect of exchange rate changes on cash and cash equivalents	(1,020)	(122)	15
Net (decrease) increase in cash and cash equivalents	(99,649)	11,153	(14,726)

Cash and cash equivalents, beginning of period	177,077	16,318	29,557
Cash and cash equivalents, end of period	$77,428	$27,471	$14,831
Supplemental disclosure of cash flow information
Non-cash financing activities:
Accretion of preferred stock dividends and redemption premium	$910	$—	$1,646
Noncontrolling interest contribution of Jason Partners Holdings, Inc. to JPHI Holdings, Inc.	$35,870	$—	$—

Jason Industries, Inc.
Financial Results by Segment
(In thousands) (Unaudited)

	Combined	Predecessor	Combined	Predecessor
	Three months Ended	Three months Ended	Nine Months Ended	Nine Months Ended
(in thousands, except percentages)	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Seating
Net sales	$32,385	$33,473	$137,263	$130,886
Adjusted EBITDA	3,568	4,356	21,236	21,043
Adjusted EBITDA % of net sales	11.0%	13.0%	15.5%	16.1%

Finishing
Net sales	$45,181	$44,159	$141,873	$135,923
Adjusted EBITDA	5,697	4,600	19,228	13,638
Adjusted EBITDA % of net sales	12.6%	10.4%	13.6%	10.0%

Acoustics
Net sales	$54,033	$48,759	$163,963	$151,065
Adjusted EBITDA	4,287	5,811	13,963	18,248
Adjusted EBITDA % of net sales	7.9%	11.9%	8.5%	12.1%

Components
Net sales	$29,569	$33,476	$95,220	$97,858
Adjusted EBITDA	1,026	6,669	12,040	17,628
Adjusted EBITDA % of net sales	3.5%	19.9%	12.6%	18.0%

Corporate
Adjusted EBITDA	$(1,489)	$(3,134)	$(7,490)	$(7,760)

Consolidated
Net sales	$161,168	$159,867	$538,319	$515,732
Adjusted EBITDA	13,089	18,302	58,977	62,797
Adjusted EBITDA % of net sales	8.1%	11.4%	11.0%	12.2%

Jason Industries, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(In thousands) (Unaudited)

	Successor	Predecessor
	June 30, 2014 Through	June 28, 2014 Through	January 1, 2014 Through	Three Months Ended	Nine Months Ended
	September 26, 2014	June 29, 2014	June 29, 2014	September 27, 2013	September 27, 2013
Net (loss) income	$(9,789)	$(17,928)	$(4,955)	$13,902	$26,807
Tax provision	(5,976)	(5,652)	(573)	8,662	15,875
Interest expense	7,809	82	7,301	3,478	16,837
Depreciation and amortization	10,377	—	12,852	6,756	19,836
Loss (gain) on disposals of fixed assets—net	—	—	338	(66)	(26)
EBITDA	2,421	(23,498)	14,963	32,732	79,329
Adjustments:
Restructuring(1)	103	—	2,554	612	784
Transaction-related expenses(2)	1,404	23,009	27,783	—	1,015
Integration and other restructuring costs(3)	7,587	—	3,040	15	15
2013 Refinancing Transactions - Advisory, legal, professional fees and special bonuses(4)	—	—	—	76	1,770
Newcomerstown net Fire costs (income) and related items(5)	—	—	—	(15,410)	(20,253)
Multiemployer pension plan withdrawal expense (gain)(6)	—	—	—	—	(696)
Sponsor fees(7)	—	—	567	277	833
Gain from sale of joint ventures(8)	—	—	(3,508)	—	—
Share based compensation(9)	2,063	—	—	—	—
Total adjustments	11,157	23,009	30,436	(14,430)	(16,532)
Adjusted EBITDA	$13,578	$(489)	$45,399	$18,302	$62,797

(1)
Restructuring includes costs associated with exit or disposal activities as defined by US GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases. During 2014, such costs relate to the closure of the Norwalk, Ohio facility.

(2)
Transaction-related expenses primarily consist of professional service fees related to the Business Combination and other related transactions, as well as the Company’s acquisition and divestiture activities.

(3)
Integration and other restructuring costs includes equipment move costs and incremental facility preparation and related costs incurred in connection with the closure of the Norwalk, Ohio facility and the start-up of a new acoustics segment facility in Warrensburg, Missouri. Such costs are not included in restructuring for US GAAP purposes. During the period June 30, 2014 through September 26, 2014, integration and other restructuring costs includes $5.8 million of increased inventory costs recognized in cost of goods sold resulting from recording inventory at fair value in acquisition accounting for the Business Combination.

(4)	Represents professional fees, expenses and special employee bonuses paid in connection with the 2013 Refinancing Transactions.

(5)	Represents the net loss (gain) relating to incremental costs, operating inefficiencies, business interruption matters and involuntary conversions of equipment associated with the Newcomerstown Fire.

(6)	Represents the expense (income) associated with the August 15, 2012 decision to withdraw from a union-sponsored and trusted multiemployer pension plan at Morton.

(7)	Represents fees and expenses paid by Jason to Saw Mill Capital LLC and Falcon Investment Advisors, LLC under the Management Service Agreement dated September 21, 2010.

(8)	Represents the gain on sale of the 50% equity interests in two joint ventures that was completed during the first quarter of 2014.

(9)	Represents non-cash share based compensation expense for awards under the Company’s 2014 Omnibus Incentive Plan.